As filed with the Securities and Exchange Commission on August 3, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-2424258
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Chad S. Wachter

Vice President, General Counsel and Secretary

KNOLOGY, INC.

1241 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-8553

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David E. Brown, Jr.

Alston & Bird LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

Telephone: (202) 756-3345

Facsimile: (202) 654-4945

Approximate date of commencement of proposed sale to the public: From time to time, after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock (and associated purchase rights)	10,463,064 shares (2)(3)	N/A	$26,576,182	$3,129

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Section 457(c) of the Securities Act of 1933 and is based on $2.54, the average of the high and low sales price of the registrant’s common stock reported on the Nasdaq National Market on July 28, 2005.
(2)	Represents (i) 4,635,255 shares of common stock issuable upon conversion of outstanding shares of the registrant’s Series AA Convertible Preferred Stock offered for resale by certain selling stockholders named herein; (ii) 1,360,942 shares of common stock issuable upon conversion of additional shares of Series AA Convertible Preferred Stock that may be issued as dividends-in-kind on the outstanding shares of Series AA Convertible Preferred Stock offered for resale by certain selling stockholders named herein; and (iii) 4,466,867 shares of common stock offered for resale by certain selling stockholders named herein.
(3)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such additional indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2005

PROSPECTUS

KNOLOGY, INC.

10,463,064 SHARES OF COMMON STOCK

The prospectus relates to the resale by the stockholders named in this prospectus of up to 10,463,064 shares of our common stock. 5,996,197 of the shares of common stock offered by this prospectus are issuable upon the conversion of our Series AA preferred stock. As of the date of this prospectus, there are 927,051 shares of our Series AA preferred stock outstanding, 920,000 of which were issued in a private sale to accredited investors on May 26, 2005, and 7,051 of which were issued as a dividend paid on June 30, 2005. We expect to issue additional shares of Series AA preferred stock as payment for the dividends declared with respect to the outstanding shares of Series AA preferred stock. We agreed to register the resale of the common stock issuable upon the conversion of our Series AA preferred stock pursuant to a registration rights agreement. 4,466,867 of the shares of common stock offered by this prospectus are held by persons that may be deemed to be our affiliates and who have registration rights pursuant to a separate stockholders agreement.

All of the shares of common stock offered by this prospectus are offered by our stockholders, and we will not receive any proceeds from the resale of our common stock by these selling stockholders.

After registration, the selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The shares of common stock may be sold at the market price at the time of such sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of the shares.

Our common stock is listed on the Nasdaq National Market under the symbol “KNOL.” On August 2, 2005, the last reported sales price on the Nasdaq National Market for our common stock was $2.82 per share.

Investing in shares of our common stock involves risks. See “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to Knology, Inc. and its consolidated subsidiaries.

i

SUMMARY

This summary highlights selected information contained, or incorporated by reference, in this prospectus. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents incorporated by reference in this prospectus.

Knology, Inc.

We are a fully integrated provider of video, voice, data and advanced communications services to residential and business customers in nine markets in the southeastern United States. We were the 21st largest cable television provider in the United States as of December 2004. As of and for the six months ended June 30, 2005, we had approximately 414,341 total connections, our revenues were $112.3 million and we had a net loss of $32.4 million. Video, voice and data revenues accounted for approximately 44.8%, 34.1% and 21.1%, respectively, of our consolidated revenues for the six months ended June 30, 2005.

We provide our services over our wholly owned, fully upgraded 750 MHz interactive broadband network. As of June 30, 2005, our network passed approximately 745,406 marketable homes. Our network is designed with sufficient capacity to meet the growing demand for high-speed and high-bandwidth video, voice and data services, as well as the introduction of new communications services.

We have operating experience in marketing, selling, provisioning, servicing and operating video, voice and data systems and services. We have delivered a bundled service offering for seven years, and we are supported by a management team with decades of experience operating video, voice and data networks. We provide a full suite of video, voice and data services in: Huntsville and Montgomery, Alabama; Panama City and Pinellas County, Florida; Augusta, Columbus and West Point, Georgia; Charleston, South Carolina; and Knoxville, Tennessee. We also provide video services in Cerritos, California, but, as discussed below, we have entered into an agreement to sell these operations to WaveDivision Holdings, LLC. We have excluded Cerritos, California from our consolidated statistical information.

We have built our company through:

•	acquisitions of other cable companies, networks and franchises;

•	upgrades of acquired networks to introduce expanded broadband services, including bundled voice and data services;

•	construction and expansion of our broadband network to offer integrated video, voice and data services; and

•	organic growth of connections through increased penetration of services to new marketable homes and our existing customer base, along with new service offerings.

To date, we have experienced operating losses as a result of expenses related to the expansion of our service territories and the construction of our network. We expect to continue to focus on increasing our customer base and expanding our broadband operations. Our ability to generate profits will depend in large part on our ability to increase revenues to offset the costs of construction and operation of our business.

Our principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number is (706) 645-8553. We maintain a website at www.knology.com where general information about our business is available. The information contained in our website is not a part of or incorporated into this prospectus.

Recent Developments

On March 24, 2005, we entered into a definitive asset purchase agreement to sell our cable assets located in Cerritos, California to WaveDivision Holdings, LLC for $10.0 million in cash, subject to customary closing adjustments. We expect the sale of the Cerritos system to close in the third quarter of 2005, subject to the satisfaction of closing conditions, including receipt of regulatory approvals with respect to the municipal franchise in Cerritos, California. However, we cannot assure you that we will complete the sale of the Cerritos cable system or that we will complete the sale in a timely manner. In the event the purchaser does not receive necessary regulatory or other approvals or the other conditions to closing are not satisfied, the sale will not be completed.

On May 26, 2005, we issued 920,000 shares of a newly created series of preferred stock, the Series AA preferred stock, in a private offering to certain new and existing investors at a purchase price of $10.00 per share, for aggregate gross proceeds before expenses of $9.2 million. The certificate of designations for the Series AA preferred stock provides for a cumulative dividend of 8% per annum to be paid on the Series AA preferred stock, which dividend may be paid in cash or in additional shares of Series AA preferred stock. However, pursuant to the restrictions in our new credit facilities described below, we are prohibited from paying dividends in cash, other than cash in lieu of fractional shares. On June 30, 2005, we issued 7,051 additional shares of Series AA preferred stock as a dividend on the privately sold shares of Series AA preferred stock. 4,635,255 of the shares of common stock offered by this prospectus are issuable upon conversion of the outstanding shares of Series AA preferred stock sold in the private offering and issued as dividends. Up to 1,360,942 of the shares of common stock offered by this prospectus are issuable upon conversion of the shares of Series AA preferred stock that may be issued as dividends on the outstanding shares of Series AA preferred stock in the future.

On June 29, 2005, we entered into a first lien credit agreement and second lien credit agreement providing us with aggregate cash proceeds of $280 million. Credit Suisse, Cayman Islands Branch, acted as administrative agent and sole lead arranger. We used these proceeds, together with cash on hand, to repay all amounts outstanding under our credit facilities with Wachovia Bank, National Association and CoBank, ACB and to redeem our 12% senior notes due 2009, which were redeemed on July 29, 2005.

The first lien credit agreement provides for a five-year senior secured $185 million term loan facility, all of which is currently outstanding, and a $25 million revolving loan and letter of credit facility that has not yet been drawn. The first lien term facility bears interest at a base rate plus 4.5% or a Eurodollar rate plus 5.5%. The first lien revolving facility is subject to an annual fee of between .375% and .75% of the unused portion, depending on usage of the facility. Interest on the first lien facilities is payable quarterly. The first lien term facility amortizes at a rate of 1.0% per annum, payable quarterly, and matures on June 29, 2010. We may prepay amounts outstanding under the first lien term facility prior to maturity, but we must pay a premium if we prepay prior to June 29, 2008, except for prepayments made with the proceeds from the sale of Knology’s equity securities. The first lien revolving facility matures on June 29, 2010.

The second lien credit agreement provides for a six-year senior secured term loan facility with an aggregate principal amount at maturity of approximately $99 million. On June 29, 2005, we received proceeds of $95 million. Borrowings under the second lien term facility bear interest at a base rate plus 9.0% or a Eurodollar rate plus 10.0%. This facility does not amortize and the entire unpaid principal amount is due in full on the maturity date of June 29, 2011. We may not prepay any amount outstanding prior to June 29, 2008. If we prepay any amounts after June 29, 2008 but prior to June 29, 2011, we are required to pay a premium.

Both credit facilities are guaranteed by all of our subsidiaries, except that the guarantees by certain of our subsidiaries are subject to pending regulatory approval. The credit facilities are also secured by first and second liens on all of our assets and the assets of our guarantor subsidiaries.

The credit agreements both contain customary representations and warranties and various affirmative and negative covenants, including:

•	limitations on the incurrence of additional debt;

•	limitations on the incurrence of liens;

•	restrictions on investments;

•	restrictions on the sale of assets;

•	restrictions on the payment of cash dividends on and the redemption or repurchase of capital stock;

•	mandatory prepayment of amounts outstanding under the first lien facilities or second lien facility, as applicable, with excess cash flow, proceeds from asset sales, proceeds from the issuance of debt obligations, proceeds from any equity offerings, and proceeds from casualty losses;

•	restrictions on mergers and acquisitions, sale/leaseback transactions and fundamental changes in the nature of our business;

•	limitations on capital expenditures; and

•	maintenance of minimum ratios of first lien debt to EBITDA (as defined in the credit agreements), total debt to EBITDA, and EBITDA to cash interest.

The credit agreements also include customary events of default, including but not limited to:

•	nonpayment of principal, interest or other fees or amounts;

•	incorrectness of representations and warranties in any material respect;

•	violations of covenants;

•	cross defaults and cross acceleration;

•	bankruptcy;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity of provisions of or liens created under guarantees or security documents;

•	change of control;

•	material violations of environmental laws;

•	defaults under material contractual obligations; and

•	the failure to maintain our licenses and franchises if such failure would have a material adverse effect.

The Offering

Common stock offered by the selling stockholders	10,463,064 shares, consisting of:

• 4,635,255 shares of common stock issuable upon conversion of 927,051 outstanding shares of Series AA preferred stock;

• up to 1,360,942 shares of common stock issuable upon conversion of up to 272,188 additional shares of Series AA preferred stock that may be issued as dividends-in-kind on the Series AA preferred stock; and

• 4,466,867 shares of common stock offered by certain shareholders that may be deemed to be our affiliates.

Common stock outstanding as of August 1, 2005	23,714,299 shares

Use of proceeds	All of the common stock covered by this prospectus is offered by the selling stockholders named herein. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Trading symbol	“KNOL”

RISK FACTORS

Investing in shares of our common stock involves risks. You should carefully consider the risks incorporated by reference from our most recent Annual Report on Form 10-K and the other information contained in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in this prospectus before deciding to invest in shares of our common stock. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occurs, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are “forward-looking statements.” Such forward-looking statements include those relating to:

•	plans to develop future networks and upgrade facilities;

•	the market opportunity presented by markets we have targeted;

•	the current and future markets for our services and products;

•	our anticipated capital expenditures;

•	our anticipated sources of capital and other funding;

•	the effects of regulatory changes on our business;

•	competitive and technological developments;

•	pending and future acquisitions, dispositions and alliances;

•	projected revenues, liquidity, interest costs and income; and

•	other future business developments.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Wherever they occur in this prospectus or in other statements attributable to us, forward-looking statements are necessarily estimates reflecting our best judgment. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in certain of our periodic and current reports filed with the Securities and Exchange Commission. See “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock offered by any selling stockholder.

SELLING STOCKHOLDERS

Certain of the selling stockholders named in this prospectus are parties to a registration rights agreement, dated as of May 26, 2005, and are entitled to have the shares of common stock issuable upon conversion of their Series AA preferred stock registered for resale under the Securities Act of 1933 pursuant to that registration rights agreement. Other selling stockholders named in this prospectus are parties to a stockholders agreement, dated February 7, 2000, as amended as of January 12, 2001 and October 18, 2002 and are entitled to have their shares of common stock registered for resale under the Securities Act of 1933 pursuant to that stockholders agreement. Selling stockholders, including any non-sale transferees, pledges or donees or their successors, may, from time to time, offer and sell any or all of the shares of common stock pursuant to this prospectus or any prospectus supplement.

While the selling stockholders have provided us with notice that they wish to have their shares included in the registration covered by this prospectus, we do not know when or in what amounts a selling stockholder may actually offer the shares of common stock for sale. The selling stockholders might not sell any or all of the shares of common stock offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this prospectus, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, we cannot estimate the number of the shares of common stock that will be held by the selling stockholders after completion of this offering.

For purposes of the following table, which sets forth information as of August 1, 2005 with respect to the selling stockholders and the shares of common stock beneficially owned by each selling stockholder, we have assumed that:

•	we will pay no cash dividends on the shares of Series AA preferred stock and will instead pay all dividends in the form of additional shares of Series AA preferred stock (with cash paid in lieu of fractional shares);

•	each share of Series AA preferred stock, including shares of Series AA preferred stock issued as dividends, is converted into five shares of common stock; and

•	the selling stockholders offer and sell all of the shares covered by this prospectus, and that after completion of the offering pursuant to this prospectus, none of the shares of common stock covered by this prospectus will be held by the selling stockholders.

In addition, for purposes of the columns entitled “Shares Beneficially Owned After this Offering” and “Percentage of Shares Beneficially Owned After this Offering,” we have also assumed that:

•	the selling stockholders will not sell any shares of common stock other than those offered by this prospectus; and

•	we will not issue any additional shares of common stock, whether by dividend, stock split or otherwise, prior to the sale of shares of common stock by the selling stockholders.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering(1)	Percentage of Shares Beneficially Owned Prior to this Offering(2)	Shares Offered in this Offering(3)	Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering(4)
Campbell B. Lanier, III(5)	2,155,638	8.81%	2,349,784	18,502	*
J. Smith Lanier II(6)	1,094,039	4.48	1,306,687	—	—
AT&T Venture Fund II, LP(7)	558,357	2.33	293,286	331,637	1.12%
The Burton Partnership (QP), Limited Partnership(8)	1,084,314	4.44	1,292,339	—	—
The Burton Partnership, Limited Partnership(9)	361,436	1.51	430,777	—	—
O. Gene Gabbard(10)	190,984	*	198,432	29,533	*
SGL Investments Limited Partnership I(11)	251,915	1.05	325,879	—	—
Ballast Point Ventures, L.P.(12)	1,195,540	4.80	1,546,558	—	—
Ballast Point Ventures EF, L.P.(13)	64,045	*	82,849	—	—
PNC Venture Corp(14)	711,208	2.95	488,822	333,333	1.12
Felix L. Boccucci, Jr.(15)	69,330	*	659	68,671	*
South Atlantic Venture Fund III, Limited Partnership(16)	254,523	1.07	254,523	—	—
South Atlantic Venture Fund IV, Limited Partnership(17)	212,444	*	212,444	—	—
South Atlantic Private Equity Fund IV (QP), Limited Partnership(17)	301,256	1.27	301,256	—	—
Snake River Partners(17)	3,470	*	3,470	—	—
Blackstone CCC Capital Partners L.P.(18)	959,943	4.05	959,943	—	—
Blackstone CCC Offshore Capital Partners L.P.(18)	173,235	*	173,235	—	—
Blackstone Family Investment Partnership III L.P.(18)	72,330	*	72,330	—	—
Bret T. McCants(19)	97,063	*	1,901	95,162	*
Eugene I. Davis(20)	7,700	*	7,700	—	—
Andrew M. Sivell(21)	65,945	*	4,110	61,835	*
Rodger L. Johnson(22)	717,774	2.94	6,487	711,287	2.34
Robert K. Mills(23)	148,897	*	2,883	146,014	*
Chad S. Wachter(24)	89,118	*	3,560	85,558	*
Marcus R. Luke(25)	78,209	*	8,526	69,683	*
William H. Scott, III(26)	149,579	*	134,624	14,955	*
Total	11,068,292	37.33%	10,463,064	1,966,170	6.34%

*	Less than 1.0%.
(1)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.
(2)	Based on 23,714,299 shares of outstanding common stock as of August 1, 2005. Assumes that the individual shareholder converts each currently outstanding share of Series AA preferred stock beneficially owned into five shares of common stock and exercises all options, but that no other shareholder converts Series AA shares or exercises options.
(3)	The share amounts listed in this column include the number of shares of common stock issuable upon conversion of the shares of Series AA preferred stock that may be issued as dividends on the outstanding shares of Series AA preferred stock through the period ending September 30, 2008, and assume that the selling stockholder will not convert its shares of Series AA preferred stock until such date.
(4)	Based on 23,714,299 shares of outstanding common stock, as of August 1, 2005, plus shares 5,996,197 of common stock issuable upon conversion of all shares of Series AA preferred stock outstanding as of such date, including shares of Series AA preferred stock that may be issued as dividends.

(5)	Includes 724,260 shares of common stock issuable upon conversion of 144,852 shares of Series AA preferred stock that are currently outstanding, 12,648 shares of common stock owned by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. Lanier is the Trustee, 14,148 share of common stock owned by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee, 60,278 shares of common stock owned by the Lanier Family Foundation, of which Mr. Lanier is co-trustee, 40 shares owned by Mr. Lanier’s wife and 18,402 shares of common stock issuable under options. The number of shares offered in this offering also includes 212,648 shares of common stock issuable upon conversion of 42,530 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Mr. Lanier is the chairman of our board of directors.
(6)	Includes 724,260 shares of common stock issuable upon conversion of 144,852 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 218,162 shares of common stock issuable upon conversion of 43,632 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008.
(7)	Includes 226,720 shares of common stock issuable upon conversion of 45,344 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 68,816 shares of common stock issuable upon conversion of 13,763 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Richard S. Bodman and Neal Douglas are the managing members of Venture Management, LLC, which is the general partner of the selling stockholder, and, in such capacity, Mr. Bodman and Mr. Douglas exercise voting control and dispositive power over these shares of common stock. Mr. Bodman served on our board of directors until May 2005.
(8)	Includes 708,515 shares of common stock issuable upon conversion of 141,703 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 68,816 shares of common stock issuable upon conversion of 13,763 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Donald W. Burton, as general partner of the selling stockholder, exercises voting control and dispositive power over these shares of common stock. Mr. Burton has served on our board of directors since 1999.
(9)	Includes 236,710 shares of common stock issuable upon conversion of 47,234 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 71,685 shares of common stock issuable upon conversion of 14,337 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Donald W. Burton, as general partner of the selling stockholder, exercises voting control and dispositive power over these shares of common stock. Mr. Burton has served on our board of directors since 1999.
(10)	Includes 125,958 shares of common stock issuable upon conversion of 25,192 shares of Series AA preferred stock that are currently outstanding and 29,533 shares of common stock that are issuable under options. The number of shares offered in this offering also includes 38,233 shares of common stock issuable upon conversion of 7,647 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Mr. Gabbard has served on our board of directors since September 2003.
(11)	Includes 251,915 shares of common stock issuable upon conversion of 50,383 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 76,464 shares of common stock issuable upon conversion of 15,293 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008.
(12)	Includes 1,195,535 shares of common stock issuable upon conversion of 239,107 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 362,881 shares of common stock issuable upon conversion of 72,576 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Ballast Point Ventures, L.P. is an affiliate of Raymond James Financial, Inc., which maintains broker/dealer subsidiaries. Raymond James and Associates, Inc. publishes research relating to Knology and has collected fees in the amount of $870,000 in the past three years.
(13)	Includes 64,047 shares of common stock issuable upon conversion of 12,809 shares of Series AA preferred stock that are currently outstanding. The number of shares offered in this offering also includes 19,440 shares of common stock issuable upon conversion of 3,888 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. Ballast Point Ventures, EF, L.P. is an affiliate of Raymond James Financial, Inc., which maintains broker/dealer subsidiaries. Raymond James and Associates, Inc. publishes research relating to Knology and has collected fees in the amount of $870,000 in the past three years.
(14)	Includes 377,875 shares of common stock issuable upon conversion of 75,575 shares of Series AA preferred stock that are currently outstanding and 56,800 of which are owned by Wood Brothers Partners, an affiliate of PNC Venture Corp. The number of shares offered in this offering also includes 114,696 shares of common stock issuable upon conversion of 22,939 shares of Series AA preferred stock that may be issued to the selling stockholder as dividends on the outstanding shares of Series AA preferred stock through September 30, 2008. PNC Venture Corp is an affiliate of PNC Financial Services Group, a holding company that is also the parent of PNC Securities Corp, a registered broker/dealer.
(15)	Includes 68,671 shares of common stock issuable under options and 22 shares owned by Mr. Boccucci’s wife.

(16)	Donald W. Burton, as managing partner of South Atlantic Venture Partners, III, the sole general partner of the selling stockholder, exercises voting control and dispositive power over these shares of common stock. Mr. Burton has served on our board of directors since 1999.
(17)	Donald W. Burton, as general partner of the selling stockholder, exercises voting control and dispositive power over these shares of common stock. Mr. Burton has served on our board of directors since 1999.
(18)	Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of the selling stockholder. Messrs. Peter G. Peterson and Stephen A. Schwarzman, as founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of the shares held by the selling stockholder. Messrs. Peterson and Schwarzman disclaim beneficial ownership of such shares. BMA and Blackstone Management Partners III L.L.C., the investment advisor of the selling stockholder, are under common control with The Blackstone Group L.P., a registered broker/dealer.
(19)	Includes 95,162 shares of common stock issuable under options. Mr. McCants has served as our Vice President of Operations since November 2004.
(20)	Mr. Davis has served on our board of directors since November 2002.
(21)	Includes 61,835 shares of common stock issuable under options. Mr. Sivell has served as our Vice President of Network Operations since June 2003.
(22)	Includes 711,287 shares of common stock issuable under options. Mr. Johnson has served as our President and a director since April 1999 and as our Chief Executive Officer since June 1999.
(23)	Includes 146,014 shares of common stock issuable under options. Mr. Mills has served as our Chief Financial Officer, Vice President of Finance and Administration, and Treasurer since November 1999.
(24)	Includes 85,558 shares of common stock issuable under options. Mr. Wachter has served as our Vice President, General Counsel and Secretary since October 1999.
(25)	Includes 69,683 shares of common stock issuable under options. Mr. Luke has served as our Chief Technology Officer since October 1997.
(26)	Includes 4,652 shares held by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott’s wife is trustee; 9,056 shares held by the Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 19,546 shares held by The Campbell B. Lanier, III Charitable Remainder Trust, of which Mr. Scott is trustee; 307 shares held by Martha Jernigan Scott and 14,955 shares issuable under options. Mr. Scott has served on our board of directors since 1999.

PLAN OF DISTRIBUTION

The shares of common stock may be sold, from time to time, to purchasers directly by the selling stockholders and through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares of common stock. In addition, the underwriters, brokers, dealers or agents or the selling stockholders may agree to pay fees or commissions to finders. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker, dealer or agent regarding the sale of the shares of common stock by the selling stockholders. We do not know when or whether any selling stockholders will sell any or all of the shares of common stock pursuant to this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The shares of common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sales may be effected:

•	in ordinary brokers’ transactions in which the broker-dealer may act as principal or agent and in transactions in which the broker solicits purchasers;

•	in transactions on any national securities exchange, or any quotation service, on which the shares of common stock may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in transactions otherwise than through market makers or an established trading market, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	in transactions through the writing and exercise of options, whether the options are listed on an options exchange or otherwise;

•	in transactions through the settlement of short sales; or

•	in any combination of the foregoing transactions.

In addition, the selling stockholders may enter into derivative transactions with third parties. If indicated in a prospectus supplement, then, in connection with those derivatives, third parties may sell the shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by a selling stockholder or borrowed from a selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from a selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified as an underwriter in a prospectus supplement.

Some or all of the shares of common stock covered by this prospectus may be sold to or through an agent, broker-dealer or underwriter. Any shares sold in that manner may be acquired by the agent, broker-dealer or underwriter for its own account and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters’, brokers’, dealers’ or agents’ obligations may be to sell the shares on a “best efforts” basis, on a “minimum-maximum” basis, or on such other terms as the stockholder and the underwriter, broker, dealer or agent may negotiate. The shares of common stock may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times. Some of the agents, broker-dealers or underwriters and their associates may be customers of, engage in transactions with and perform services for us or the selling stockholders in the ordinary course of business.

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents, from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents. We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters” under the securities laws. As a result, any profits on the sale of the shares of common stock by selling stockholders and any discounts, commissions or concessions received by any such broker, dealer or agent might be deemed to be underwriting discounts or commissions under the securities laws. If the selling stockholders were to be deemed underwriters, the selling stockholders may be subject to liabilities including, but not limited to, those under the securities laws. If the shares of common stock are sold through underwriters, brokers or dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent commissions.

We have informed the selling stockholders that they and other persons participating in any distribution will be subject to the securities laws and rules, including Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other persons. In addition, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making or stabilization activities with respect to the particular shares of common stock being distributed during a period beginning up to five business days prior to the commencement of the distribution and ending upon completion of such person’s participation in such distribution. This restriction may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making or stabilizing activities with respect to the shares of common stock.

At the time a particular offering of the shares of common stock is made, and to the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of shares of common stock.

Under the registration rights agreement and the stockholders agreement pursuant to which the shares of common stock offered by this prospectus have been registered, we and the selling stockholders will indemnify one another against liabilities, including some liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration of the shares of common stock other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Alston & Bird LLP has issued an opinion as to the legality of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Knology, Inc. and subsidiaries as of December 31, 2004 and 2003 and for three years in the period ended December 31, 2004, incorporated in this prospectus by reference from Knology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, NE, Suite 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.knology.com. The information contained in our website is not a part of this prospectus.

This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits, until the termination of any offering pursuant to this prospectus (other than information that is not deemed to have been filed in accordance with SEC rules):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)	Our Current Reports on Form 8-K, filed on January 28, 2005, March 30, 2005, May 5, 2005, May 9, 2005, May 10, 2005, May 27, 2005, July 6, 2005 and July 29, 2005 and our Current Report on Form 8-K/A filed on January 10, 2005; and

(d)	The description of the common stock contained in our registration statement on Form 8-A filed on December 12, 2003, as it may be amended from time to time.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to Chad S. Wachter, Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, telephone (706) 634-2663. Please request any such information at least five business days in advance of the date on which you expect to make your decision with respect to this offer.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the securities referred to in this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the shares of common stock being registered hereunder, other than underwriting discounts and commissions. All amounts, except the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission Registration Fee	$3,129
Printing and Duplicating Expenses	20,000
Accountants’ Fees and Expenses	15,000
Legal Fees and Expenses	35,000
Miscellaneous	5,000

Total	$78,129

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person fairly and reasonably is entitled to indemnity for expenses the court deems proper. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our amended and restated certificate of incorporation and our bylaws contain provisions that provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Company believes that such protection is necessary in order to attract and retain qualified persons as directors and officers.

ITEM 16. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated March 24, 2005, between Knology Broadband of California, Inc. and WaveDivision Holdings, LLC (Incorporated herein by reference to Exhibit 10.1 to Knology, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

2.2	Escrow Agreement, dated as of March 24, 2005, by and among Knology Broadband of California, Inc., WaveDivision Holdings, LLC and SunTrust Bank (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.2	Certificate of Designations of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series AA Convertible Preferred Stock of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knology, Inc.’s Current Report on Form 8-K filed May 27, 2005)

4.3	Certificate of Designations of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series X Junior Participating Preferred Stock of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knology, Inc.’s Current Report on Form 8-K filed July 29, 2005)

4.4	Bylaws of the Company, as amended (Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A dated December 27, 1999 (File No. 333-89179))

4.5	Stockholder Protection Rights Agreement, dated as of July 27, 2005, between Knology, Inc. and Wachovia Bank, National Association, as Rights Agent (which includes as Exhibit A thereto the Form of Rights Certificate) (Incorporated herein by reference to Exhibit 4.1 to Knology, Inc.’s Current Report on Form 8-K filed July 29, 2005)

4.6	Form of Common Stock Certificate (Incorporated herein by reference to Exhibit 4.4 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366))

4.7	Registration Rights Agreement, dated May 26, 2005, among Knology, Inc., certain holders of the Series AA Convertible Preferred Stock

4.8	Stockholders Agreement, dated February 7, 2000, among Knology, Inc., certain holders of the Series A preferred stock, the holders of Series B preferred stock, certain management holders and certain additional stockholders (Incorporated herein by reference to Exhibit 10.84 to Knology, Inc.’s Post-Effective Amendment No. 2 to Form S-1 (File No. 333-89179))

4.9	Amendment No. 1 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, dated as of January 12, 2001, by and among Knology, Inc. and the other signatories thereto (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.’s Current Report on Form 8-K filed January 26, 2001)

4.10	Amendment No. 2 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, as amended as of January 12, 2001, dated as of October 18, 2002, by and among Knology, Inc. and the other signatories thereto (Incorporated herein by reference to Exhibit 10.1.3 to Knology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on August 3, 2005.

KNOLOGY, INC.

By:	/s/ Rodger L. Johnson
Rodger L. Johnson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad S. Wachter and Robert K. Mills, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, any and all registration statements related to the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and any or all amendments (including pre-effective and post-effective amendments) thereto, and to file each of the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signatures	Title	Date
/s/ Rodger L. Johnson Rodger L. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2005

/s/ Robert K. Mills Robert K. Mills	Chief Financial Officer (Principal Financial Officer)	August 3, 2005

/s/ M. Todd Holt M. Todd Holt	Chief Accounting Officer (Principal Accounting Officer)	August 3, 2005

/s/ Campbell B. Lanier, III Campbell B. Lanier, III	Chairman of the Board of Directors	August 3, 2005

/s/ Alan A. Burgess Alan A. Burgess	Director	August 3, 2005

/s/ Donald W. Burton Donald W. Burton	Director	August 3, 2005

/s/ Eugene I. Davis Eugene I. Davis	Director	August 3, 2005

/s/ O. Gene Gabbard O. Gene Gabbard	Director	August 3, 2005

William Laverack, Jr.	Director

/s/ William H. Scott, III William H. Scott, III	Director	August 3, 2005

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated March 24, 2005, between Knology Broadband of California, Inc. and WaveDivision Holdings, LLC (Incorporated herein by reference to Exhibit 10.1 to Knology, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

2.2	Escrow Agreement, dated as of March 24, 2005, by and among Knology Broadband of California, Inc., WaveDivision Holdings, LLC and SunTrust Bank (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.2	Certificate of Designations of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series AA Convertible Preferred Stock of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knology, Inc.’s Current Report on Form 8-K filed May 27, 2005)

4.3	Certificate of Designations of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series X Junior Participating Preferred Stock of Knology, Inc. (Incorporated herein by reference to Exhibit 3.1 to Knology, Inc.’s Current Report on Form 8-K filed July 29, 2005)

4.4	Bylaws of the Company, as amended (Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A dated December 27, 1999 (File No. 333-89179))

4.5	Stockholder Protection Rights Agreement, dated as of July 27, 2005, between Knology, Inc. and Wachovia Bank, National Association, as Rights Agent (which includes as Exhibit A thereto the Form of Rights Certificate) (Incorporated herein by reference to Exhibit 4.1 to Knology, Inc.’s Current Report on Form 8-K filed July 29, 2005)

4.6	Form of Common Stock Certificate (Incorporated herein by reference to Exhibit 4.4 to Knology, Inc.’s Registration Statement on Form S-2 (File No. 333-109366))

4.7	Registration Rights Agreement, dated May 26, 2005, among Knology, Inc., certain holders of the Series AA Convertible Preferred Stock

4.8	Stockholders Agreement, dated February 7, 2000, among Knology, Inc., certain holders of the Series A preferred stock, the holders of Series B preferred stock, certain management holders and certain additional stockholders (Incorporated herein by reference to Exhibit 10.84 to Knology, Inc.’s Post-Effective Amendment No. 2 to Form S-1 (File No. 333-89179))

4.9	Amendment No. 1 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, dated as of January 12, 2001, by and among Knology, Inc. and the other signatories thereto (Incorporated herein by reference to Exhibit 10.2 to Knology, Inc.’s Current Report on Form 8-K filed January 26, 2001)

4.10	Amendment No. 2 to Stockholders Agreement, dated as of February 7, 2000, by and among Knology, Inc. and the other signatories thereto, as amended as of January 12, 2001, dated as of October 18, 2002, by and among Knology, Inc. and the other signatories thereto (Incorporated herein by reference to Exhibit 10.1.3 to Knology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)